Exhibit 99.1

For Immediate Release:  Financial and Business Editors . . . July 31, 2008

The Bank Holdings Reports Second Quarter Earnings

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank (operating under the name Silverado Bank in California) and Granite Exchange, Inc., today announced results of operations for the quarter ended June 30, 2008.

Second Quarter 2008 Highlights:

•                  Earnings of $857,000 before the provisions for loan loss reserves and taxes represent an increase of $200,000 from the first quarter of the year.

•                  An addition of $1.140 million for the second quarter preserved the Allowance for Loan and Lease Losses at 1.57% of outstanding loans.

•                  The Company’s Regulatory Capital reflects a strong capital position with  Tier 1 Capital ratio of 11.83%, Total Risk Based Capital ratio of 13.04% and the Leverage Ratio of 10.38% all exceeding the “Well Capitalized” threshold.

•                  Substantial reductions in cost of funds continue.

•                  Continued expense control initiatives resulted in a $51,000 reduction in non-interest expenses from the first three months of 2008 and a year-to-date 2008 reduction of $491,000 from the first six months of 2007.

•                  Strong liquidity position maintained with over $89 million of immediately accessible funding sources.

•                  Problem loans aggressively managed; charged-off $1.1 million in the second quarter and increased OREO by $2 million, bringing nonperforming assets to 2.73% of total assets at June 30, 2008.

•                  The quarter’s net interest margin was 3.64%, a fourteen (14) basis point reduction from the first quarter of 2008.

•                  After the $1.140 million provision for loan losses and a tax benefit of $308,000, the quarter’s net income was $25,000.

TBHS Chairman and CEO Hal Giomi stated, “Our second quarter results positively reflect our credit and expense control strategies and the fundamental earning power of the Company, showing our ability to absorb significant increases in our loan loss reserve and still record income for the first six months of the year.  Absent our substantial loan loss provision, the Company’s second quarter earnings would have surpassed 2007 levels.”

Mr. Giomi explained, “The economic downturn that began to affect our markets and customers in 2007 has continued into the first half of this year.  It is likely to present additional challenges for the rest of this year and may extend into 2009.  The high growth areas in which we do business have borne the brunt of the collapsing real estate prices.  There is a domino reaction with slowing employment, and the declining ‘wealth effect’ has created anxiety far beyond our borders.  We believe these economic factors may continue to constrain loan and deposit growth, ‘1031’ real estate transactions, and the northern California and northern Nevada markets for the foreseeable future.  Along with this climate of uncertainty, recent bank closures may also have a detrimental effect on deposit growth as customers move their deposits to multiple banks to ensure full FDIC coverage.”

Mr. Giomi advised, “We continue to experience slower growth in our Nevada and California markets, pressure on asset portfolio yields and the net interest margin, and strains on credit quality.  Our allowance for loan losses at 1.57% of outstanding loans evidences our aggressive recognition of problem credits.  With the uncertainties of the current economy, growth has taken a back seat to tighter management controls of our operations and stricter underwriting standards.  Remote deposit sales activities and enhanced on-line banking products are advancing our efforts for greater core deposit growth during 2008; however, these efforts may just stem the tide of reduced individual core deposits as a result of the downturn in the national economy.”

2008 Versus 2007 Year-over-Year Results (Six Months):

•                  After an increased loan loss provision of $876,000 for the six months ended June 30, 2008 as compared to the same period of 2007, year-to-date 2008 net income totaled $534,000 or $0.09 per fully diluted share, a decrease of 58% from $1,261,000 or $0.21 per fully diluted share for the same period of 2007.

•                  Net interest income before the provision for loan losses, decreased by $422,000 (3.8%) to $10.6 million when compared to $11.0 million through the second quarter of 2007, reflecting an 82 basis point drop (10.6%) in interest earned on average assets versus an 88 basis point decline (19.17%) on interest paid on average interest bearing liabilities.

•                  The net interest margin was 3.71%, only a six (6) basis point reduction from the 3.77% posted for the same period last year.

•                  The loan loss provision exceeded charge-offs; the allowance for loan and lease losses increased to 1.57% of gross loans outstanding, as compared to 1.20% at June 30, 2007.

•                  After increases in loan collection costs for delinquent loans, severance payments for staff reductions, and an impairment charge of $120,000 for Rocky Mountain Exchange, non-interest expense decreased by $491,000.

Linked Quarter Data (Second Quarter 2008 Versus First Quarter 2008):

•                  After an increased loan loss provision of $990,000, net income was $25,000 or $0.00 per fully diluted share as compared to $509,000 or $0.09 per fully diluted share in the first quarter of 2008,

•                  Net interest income of $5.2 million before the provision for loan losses declined by $84,000 from that reported for the first quarter of 2008.

•                  The provision for loan losses of $1.1 million represented an increase of $990,000 from the prior quarter.

•                  Continued expense control initiatives resulted in a $51,000 reduction in non-interest expenses from the first three months of 2008.

Financial Performance Ratios, Second Quarter 2008 Versus 2007:

Return on average shareholders’ equity:

For the second quarter of 2008, the Company’s return on average shareholders’ equity (ROAE) was 0.13%, as compared to 4.35% for 2007.

Diluted earnings per share:

For the second quarter 2008, the Company’s fully diluted earnings per share were $0.00, as compared to $0.14 for the same period of 2007.

Return on average assets:

The Company’s return on average assets (ROAA) for the second quarter 2008 was 0.02%, as compared to 0.50% for 2007.  Average assets at $644 million were essentially unchanged for both periods under review.

Operating efficiency:

The Company’s efficiency ratio for the second quarter of 2008 increased slightly to 81% from the 75% reported for the same period of last year.

Financial Performance Ratios, Year-to-Date 2008 versus 2007:

Return on average shareholders’ equity:

For year-to-date June 30, 2008, the Company’s return on average shareholders’ equity (ROAE) was 1.44%, as compared to 3.43% for 2007.

Diluted earnings per share:

For year-to-date 2008, the Company’s fully diluted earnings per share were $0.09, as compared to $0.21 for the same period of 2007.

Return on average assets:

The Company’s return on average assets (ROAA) for year-to-date 2008 was 0.17%, as compared to 0.39% for 2007.  Average assets declined about $15 million or 2.3% over the periods reported.

Operating efficiency:

The Company’s efficiency ratio for year-to-date 2008 increased slightly to 82% from the 80% reported for the same period of last year.

Income Statement Results

The Company believes its experienced lending and credit administration staffs have identified the problem credits in the loan portfolio.  Staff continues to closely monitor the loan portfolio in response to deteriorating real estate conditions and the changing economies in the northern Nevada and northern California markets.  As a result of aggressive action to address risk within the loan portfolio and to deal with non-performing assets, impairments and charge-offs, management prudently increased the loan loss reserve provision to cover current charge-offs and maintain a reserve at 1.57% of outstanding loans. With a lesser volume of loan renewals and slower new loan growth, it is anticipated the loan loss reserve level is likely to change only slightly over the next quarter.

For the second quarter of 2008, the average loan portfolio volume was $461 million, or about 2.7% less than reported at the quarter ended June 2007; for the six months ended June 30, 2008, the portfolio was about 1.5% less than that reported for the same period of last year.  Reflecting the 300 plus basis point decrease in prime rate over the past year and increasing levels of non-accruals and Other Real Estate Owned, interest income on loans declined $2.1 million or 21% when comparing this quarter’s results to the same quarter of last year; for the six month periods under review, the decline was $3.3 million or 16%.  During the first six months of the year, the rate earned on average loans outstanding was 7.27% for 2008, as compared to 8.58% for 2007.

The book yield on the investment portfolio increased to 5.40% for the year-to-date period ending June 30, as compared to 4.32% for the same period of 2007, as a result of dividends received and year-end investment portfolio adjustments reported in the 10-K.  The interest earned on average earning assets was 6.92% for the first six months of 2008, as compared to 7.74% for the same period of 2007.  The average prime interest rate during 2007 was 8.05%; prime rate has fallen to approximately 5.00% for year-to-date 2008, a reduction of over 37%.  Further reductions in the prime interest rate during 2008 would place additional pressure on the Company’s net interest margin for the remainder of the year.  The Company’s year-to-date net interest margin was 3.71%, a six (6) basis point reduction from the first six months of 2007.

Interest expense for the year-to-date period was $9.2 million, a decrease of $2.4 million or about 21% from the $11.6 million reported for the same period of 2007.  Management made a concerted effort to restructure the Company’s liabilities’ profile over the past six months; average interest bearing deposits were reduced by $44 million or 10% between June 2008 and 2007, while average borrowed funds increased by $31 million or 42% over the same period. With a reduction in volumes of higher cost deposits, the cost of average interest bearing deposits declined to 3.81% for the six months ended June 2008, as compared to 4.44% for the same period of 2007.  In addition, the utilization of a greater volume of short-term borrowed funds brought about the reduction of total borrowed funds costs to 3.34% for the first six months of 2008, as compared to 5.48% for the year-to-date 2007 period.  Based on these actions, total year-to-date interest expense declined to 3.71% for the first six months of 2008 from 4.59% for the same period of 2007.  The outcome has been a slight decrease in the Company’s net interest margin before the provision for loan losses; for year-to-date June 2008, it was 3.71%, a decrease of six (6) basis points from the 3.77% reported for the same period of 2007.

Non-interest income was impacted by unrealized and realized securities gains and losses and a reduction of values in the investment portfolio stemming from uncertainties in the credit markets.  These investment valuations are currently subject to extreme volatility as the credit markets adjust to a more reasonable perspective of value over subsequent periods; management hopes these values stabilize although there can no assurance this will occur.  The Company reported $568,000 in realized and unrealized investment losses which led to reduced non-interest income of $69,000 for year-to-date 2008, as compared to a gain of $446,000 for securities items in year-to-date June 2007.  Service charges and other fees and commissions increased to $434,000 for the first six months of 2008, as compared to $366,000 for the same period of 2007.  Additional growth in service charges, other fees and commissions is anticipated over the remainder of 2008.

Non-interest expenses decreased by $491,000 (a 5% reduction) for year-to-date June 2008 when compared to the same period of 2007.  Although Company staff reductions have totaled fourteen individuals since the end of the year, associated severance payments and increased amortized loan costs have offset these savings; as a result, salaries and benefit costs are essentially flat for the periods under review. The primary decrease in non-interest expenses between periods can be noted in occupancy and advertising costs.  The investment in Rocky Mountain 1031 Exchange was written-off during the quarter with the closure of the Montana office due to substantial reductions in exchange transactions in this market.  Total non-interest costs were $9.1 million for the first six months of 2008, as compared to $9.6 million for the same period of 2007. Increased expenses for audit, tax, and SOX 404 compliance continue to hamper Company profitability, showing little likelihood of reduction in the near term.

Balance Sheet Changes

Since June 30, 2007, total average assets have decreased $15 million to $637 million, with average gross loans decreasing $7 million to $465 million at June 30, 2008 from the $472 million reported at June 30, 2007.  Average interest bearing deposits for the six months ended June 30, 2008 were $391 million, a decrease of $44 million or 10%, as compared to the average $435 million reported for June 30, 2007.   In addition, higher cost deposits have been allowed to run-off with replacement from lower cost funding sources.  Average borrowings increased $31 million as of June 30, 2008 when compared to the same six month period of 2007.

In restructuring the investment portfolio, management replaced called and matured government agency securities with additional tax-free municipal securities and preferred stock issues for greater after-tax yield potential.  Such agency preferreds have experienced substantial revisions in market value over the near term. Government secured equity values may continue to be volatile for the immediate future.

For both periods under review, year-to-date June 30, 2008 and 2007, the distribution of loans held did not substantially change with approximately 80% of all loans represented in real estate categories.   Furthermore at both periods, the Company had no sub-prime loans.

Non-performing assets at June 30, 2008 totaled $17.8 million and consisted of fourteen non-accrual loans totaling $13.4 million and $4.3 million in OREO, while at June 30, 2007 the Bank had four non-accrual loans totaling $1.9 million and no other non-performing assets.

As a result of the slowing economy, the Bank has placed potential problem credits on non- accrual status, enhanced and strengthened its underwriting criteria, and performed an extensive internal review of its loan portfolio.  These actions have given rise to increased loans categorized as “Impaired” under FAS 114.  At June 30, 2008 non-performing loans totaled $13.4 million, and other impaired loans totaled $19.7 million. This is compared to $1.9 million in non-performing loans and impaired loans of $1.5 million at June 30, 2007.  During this period of real estate valuation uncertainties, management has concentrated its resources on the early identification of and attention to properties subject to re-appraisal facilitating the early resolution of problem credits. Further, OREO at June 30, 2008 was $4.3 million, while there was no OREO at June 30, 2007.

Capital Adequacy

The Company’s capital ratios continue to exceed the well-capitalized guidelines issued by regulatory agencies.  While substantial growth is unlikely in the current time horizon, management remains interested in exploring strategic opportunities.  The Board authorized the repurchase of up to $3 million in outstanding common stock; no purchases were made during the first quarter of 2008 and only 1,000 shares were re-purchased in the second quarter.  With the current uncertainties in the capital markets, the Company is not likely to continue re-purchasing its stock in the near term.

Guidance for 2008

“We continue to re-evaluate our expectations for 2008 based on credit market uncertainties, declining real estate valuations, loan loss reserve provisions and interest rate conditions.  We remain cautiously optimistic for 2008,” said Chief Financial Officer Jack Buchold.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank and Granite Exchange.   The Company’s other “1031” subsidiary, Rocky Mountain Exchange in Montana, is being closed on July 30, 2008 with on-going activities handled through Granite.   The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million.  The Bank currently has contributed capital of approximately $74 million and operates five northern Nevada branches: three in Reno and one each in Incline Village and Carson City.  Silverado Bank, a northern California division of Nevada Security Bank, currently operates one branch in Roseville and one in Rancho Cordova, California.  The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area.  Granite Exchange operates one office in Roseville, California.  For additional information, please visit www.nevadasecuritybank.com, www.silveradobank.com, and www.ges1031.com. The President of The Bank Holdings is Joseph Bourdeau and Hal Giomi is the Chairman and Chief Executive Officer.

Forward looking statements, by their nature, are subject to risks and uncertainties. The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward-looking statements.  Actual results may differ from those projected.  These forward looking statements involve risks and uncertainties concerning the health of the national,  Nevada and California economies, changes in business and economic conditions and fiscal and monetary policies, competition, disintermediation and legislation, as well as the Companies’ abilities to attract and retain skilled employees, customers’ service expectations, the Companies’ abilities to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. Forward looking statements speak only as of the date they were made.  The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances that may occur after the date that forward looking statements are made.

FOR ADDITIONAL INFORMATION,

Please review the Company’s Form 10-K and other current filings with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada

Phone:  775-853-8600

FAX:    775-853-2056

Summary Selected Consolidated Financial Data

	Six months Ended June 30, 2008 (3)	Six months Ended June 30, 2007 (3)	Year Ended December 31, 2007
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$19,719	$22,564	$45,183
Interest expense	9,153	11,576	22,964
Net interest income	10,566	10,988	22,219
Provision for loan losses	1,290	414	3,007
Non - interest income	69	1,027	1,422
Non - interest expenses	9,121	9,612	18,307
(Loss)/income attributable to minority shareholders	—	(39)	(27)
(Benefit)/Provision for income taxes	(310)	767	625
Net income	$534	$1,261	$1,729
Period End Data
Assets	651,612	662,000	626,640
Loans, gross including fair value loans	462,412	476,936	474,769
Securities	112,095	83,081	80,276
Deposits	440,579	483,707	451,335
Other borrowed funds	130,619	78,619	91,229
Shareholders’ equity	73,814	74,504	74,837
Average Balance Sheet
Assets	636,826	651,972	649,110
Loans	464,872	471,789	478,461
Securities	98,022	90,389	85,306
Deposits	448,574	495,063	492,347
Shareholders’ equity	74,680	74,133	74,696

Asset Quality
Non-performing assets (1)	17,773	1,881	6,433
Allowance for loan losses	7,241	5,584	7,276
Net charge-offs	1,111	260	1,161
Non-performing assets to total assets	2.73%	0.28%	1.03%
Allowance for loan losses to loans	1.57%	1.17%	1.53%
Net Charge-offs to average loans	0.24%	0.06%	0.24%

Per Common Share
Basic income per share	0.09	0.22	0.30
Diluted income per share	0.09	0.21	0.29
Book value per share	12.66	12.78	12.83
Period end common shares outstanding	5,830,099	5,831,099	5,831,099
Wtd average shares outstanding -basic	5,830,608	5,831,099	5,831,099
Wtd average shares outstanding -diluted	5,834,191	5,986,165	5,968,687

Financial Ratios
Return on average assets (4)	0.17%	0.39%	0.27%
Return on average equity (4)	14.4%	3.43%	2.31%
Net interest margin (2)	3.71%	3.77%	3.79%
Tier 1 leverage capital ratio	10.38%	10.41%	10.39%

(1)          Non-performing assets consists of  loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.

(2)          Net interest income is divided by average interest-earning assets.

(3)          Unaudited.

(4)          Annualized

	Quarter Ended June 30, 2008 (3)	Quarter Ended June 30, 2007 (3)	Year Ended December 31, 2007
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$9,411	$11,222	$45,183
Interest expense	4,170	5,584	22,964
Net interest income	5,241	5,638	22,219
Provision for loan losses	1,140	234	3,007
Non - interest income	151	605	1,422
Non - interest expenses	4,535	4,679	18,307
(Loss)/income attributable to minority shareholders	—	(15)	(27)
(Benefit)/Provision for income taxes	(308)	541	625
Net income	$25	$804	$1,729
Period End Data
Assets	651,612	662,000	626,640
Loans, gross including fair value loans	462,412	476,936	474,769
Securities	112,095	83,081	80,276
Deposits	440,579	483,707	451,335
Other borrowed funds	130,619	78,619	91,229
Shareholders’ equity	73,814	74,504	74,837
Average Balance Sheet
Assets	644,146	644,567	649,110
Loans	461,313	474,010	478,461
Securities	107,683	87,413	85,306
Deposits	438,462	479,887	492,347
Shareholders’ equity	74,236	74,071	74,696

Asset Quality
Non-performing assets (1)	8,980	968	6,433
Allowance for loan losses	7,241	5,584	7,276
Net charge-offs	897	152	1,161
Non-performing assets to total assets	1.38%	0.15%	1.03%
Allowance for loan losses to loans	1.57%	1.20%	1.53%
Net Charge-offs to average loans	0.19%	0.03%	0.24%

Per Common Share
Basic income per share	0.00	0.14	0.30
Diluted income per share	0.00	0.13	0.29
Book value per share	12.66	12.78	12.83
Period end common shares outstanding	5,830,099	5,831,099	5,831,099
Wtd average shares outstanding -basic	5,830,117	5,831,099	5,831,099
Wtd average shares outstanding -diluted	5,833,525	5,994,163	5,968,687

Financial Ratios
Return on average assets (4)	0.02%	0.50%	0.27%
Return on average equity (4)	0.14%	4.35%	2.31%
Net interest margin (2)	3.64%	3.94%	3.79%
Tier 1 leverage capital ratio	10.38%	10.41%	10.39%

(1)          Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.

(2)          Net interest income is divided by average interest-earning assets.

(3)          Unaudited.

(4)          Annualized.

	Quarter Ended March 31, 2008 (3)	Quarter Ended March 31, 2007 (3)	Year Ended December 31, 2007
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$10,308	$11,342	$45,183
Interest expense	4,983	5,992	22,964
Net interest income	5,325	5,350	22,219
Provision for loan losses	150	180	3,007
Non - interest income	(82)	422	1,422
Non - interest expenses	4,586	4,933	18,307
(Loss)/income attributable to minority shareholders	—	(24)	(27)
(Benefit)/Provision for income taxes	(2)	226	625
Net income	$509	$457	$1,729
Period End Data
Assets	633,365	647,418	626,640
Loans, gross including fair value loans	459,464	464,253	474,769
Securities	98,311	90,544	80,276
Deposits	441,607	514,841	451,335
Other borrowed funds	110,619	36,384	91,229
Shareholders’ equity	74,222	73,779	74,837
Average Balance Sheet
Assets	628,718	660,874	649,110
Loans	468,431	469,549	478,461
Securities	76,741	92,966	85,306
Deposits	458,686	511,910	492,347
Shareholders’ equity	73,617	73,398	74,696

Asset Quality
Non-performing assets (1)	8,793	913	6,433
Allowance for loan losses	7,212	5,502	7,276
Net charge-offs	214	108	1,161
Non-performing assets to total assets	1.39%	0.14%	1.03%
Allowance for loan losses to loans	1.57%	1.19%	1.53%
Net Charge-offs to average loans	0.05%	0.02%	0.24%

Per Common Share
Basic income per share	0.09	0.08	0.30
Diluted income per share	0.09	0.08	0.29
Book value per share	12.73	12.65	12.83
Period end common shares outstanding	5,831,099	5,831,099	5,831,099
Wtd average shares outstanding -basic	5,831,099	5,831,099	5,831,099
Wtd average shares outstanding -diluted	5,835,097	6,002,124	5,968,687

Financial Ratios
Return on average assets (4)	0.33%	0.28%	0.27%
Return on average equity (4)	2.78%	2.53%	2.31%
Net interest margin (2)	3.78%	3.69%	3.79%
Tier 1 leverage capital ratio	10.28%	9.30%	10.39%

(1)          Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.

(2)          Net interest income is divided by average interest-earning assets.

(3)          Unaudited. (4)Annualized